Exhibit 4.14


                                                              EXECUTION COPY
                                                              --------------

                            ASSIGNMENT AGREEMENT


         THIS AGREEMENT made this 18th day of January, 2002.

B E T W E E N:

                           NATIONAL BANK OF CANADA,
                           a Canadian chartered bank,

                           (hereinafter referred to as the "Bank")

                                                          OF THE FIRST PART,

                                  - AND -

                           ANALOGIC CORPORATION,
                           a corporation incorporated under the laws of the State of Massachussetts,

                           (hereinafter referred to as "Analogic")

                                                          OF THE SECOND PART

WHEREAS:

         (a) Pursuant to a commitment letter dated January 12, 2001 (the "Original Commitment Letter") the Bank made the following credit facilities (together the "Original Credit
               Facilities") available to Cedara Software Corp. (the
               "Company"):

               (i) revolving line of credit up to the maximum principal amount of $12,000,000.00, subject to margin availability;

               (ii) landlord letter of credit facility in the amount of $667,000.00;

               (iii) non-revolving facility in the maximum amount of $1,000,000.00; and

               (iv)   business mastercard facility limited to $100,000.00;

         (b) Pursuant to a Commitment Letter dated January 7, 2002 and attached as Schedule A hereto (the "Commitment Letter"), the Original Credit Facilities have been replaced and superceded by the following credit facilities (together, the "Credit Facilities"):

               (i) revolving line of credit limited to the maximum principal amount of $9,000,000.00, with no limitation as to margin availability;

               (ii) landlord letter of credit in the maximum amount of $498,000.00; and

               (iii) business mastercard facility in the maximum amount of $100,000.00;

         (c) Advances to the Company by the Bank under the Credit Facilities shall vary from time to time but shall not exceed $10,000,000. All indebtedness of the Company to the Bank under the Credit Facilities inclusive of interest and costs shall be referred to herein as the "Indebtedness";

         (d) The Company has executed and delivered in favour of the Bank the security as summarized in Schedule "B" attached hereto (collectively referred to herein as the "Security"), as general and continuing security for the payment of the Indebtedness;

         (e) To secure Analogic's obligations to the Bank under this agreement, Analogic has arranged for delivery to the Bank of a standby letter of credit (the "Letter of Credit") from Sovereign Bank of Boston, confirmed by Bank of New York in the amount of $10,000,000.00; and

         (f) The Bank has agreed to sell, transfer and assign the Indebtedness and the Security to Analogic on the terms described herein.


NOW THEREFORE in consideration of the payment by Analogic to the Bank of the sum of $10.00 TEN DOLLARS, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party to the other, the parties hereto agree as follows:

1. Notwithstanding anything to the contrary contained in this Agreement, so long as any Indebtedness is outstanding, (a) the Bank shall be permitted to make a demand for payment under the Letter of Credit (a "Demand") at any time without any prior notice to Analogic or the Company and (b) nothing contained herein shall limit the Bank's ability or right to make a Demand or to receive payment under the Letter of Credit.

2. Following a Demand, the Bank shall use its best efforts to notify Analogic within two (2) business days (being a day, other than a Saturday, Sunday or public holiday, on which banks are open for business in the cities of Toronto and Boston ) (a "Business Day") in accordance with the terms of this Agreement that a Demand has been made. The Bank shall have no liability to Analogic nor shall any of the Bank's rights under this Agreement be affected in the event that the Bank fails to provide such notice to Analogic.

3. Analogic hereby offers (the "Offer") to purchase the Indebtedness and the Security from the Bank on the terms and conditions set forth in this agreement and in Schedule C. Upon a Demand being made by the Bank, the Bank shall be deemed to have accepted the Offer. The purchase price payable by Analogic for the purchase of the Indebtedness and Security (the "Purchase Price") shall be the amount of the Indebtedness as at the L/C Closing Date (as defined below) and the funds received by the Bank in satisfaction of the Demand shall be on account of the Purchase Price. The closing of the purchase and sale of the Indebtedness and Security following a Demand being made by the Bank shall be the date upon which the Bank receives immediately available funds under the Letter of Credit in accordance with the Demand (the "L/C Closing Date") in an amount equal to the Indebtedness provided, however, that if the funds paid to the Bank under the Letter of Credit are not equal to the Indebtedness, then the L/C Closing Date shall be extended until such time as Analogic pays to the Bank the balance of the Indebtedness, current to the date of such payment by way of wire transfer, certified funds drawn on a Canadian chartered bank or other immediately available funds. On the L/C Closing Date, the Bank shall be deemed to have sold, transferred and assigned the Indebtedness and Security to Analogic, and Analogic shall be deemed to have paid the Purchase Price, all on the terms and conditions set forth in this agreement and in Schedule C without any further act of either party being required to complete such sale, transfer and assignment.

4. For greater certainty, the parties acknowledge that amounts received by the Bank pursuant to a Demand shall be on account of the Purchase Price and not on account of the Indebtedness.

5. If, following the L/C Closing Date, the Letter of Credit is not fully drawn, the Bank shall return the Letter of Credit to Analogic forthwith.

6. Analogic shall be entitled at any time to require the Bank by delivery of a written notice to the Bank (the "Call Notice") delivered at any time after the date of this Agreement in accordance with the terms hereof, and the Bank hereby agrees, to sell to Analogic the Indebtedness and the Security (the "Call Right") on the terms and conditions set forth in Schedule C.

7. The purchase price payable by Analogic upon any exercise of the Call Right (the "Call Right Purchase Price") shall be an amount equal to the Indebtedness determined as of the Call Right Closing Date (as defined below). Analogic may not exercise the Call Right once a Demand has been made by the Bank.

8. The completion of the purchase and sale of the Indebtedness and Security pursuant to any exercise of the Call Right shall be completed on the fifth Business Day following receipt by the Bank of a Call Notice (the "Call Right Closing Date"). On the Call Right Closing Date, upon payment of the Call Right Purchase Price by Analogic to the Bank by way of wire transfer, certified funds drawn on a Canadian chartered bank or other immediately available funds or as may otherwise be agreed by the parties, the Bank shall be deemed to have sold, transferred and assigned the Indebtedness and Security to Analogic on the terms and conditions set forth in this agreement and in Schedule C without any further act of either party being required to complete such sale, transfer and assignment.

9. The delivery to the Bank of a Call Notice shall not prohibit the Bank from making a Demand. In the event that the Bank makes a Demand following the receipt by the Bank of a Call Notice and prior to payment to the Bank of the Call Right Purchase Price, the provisions of Article 3 of this Agreement shall govern the purchase of the Indebtedness and the Security by Analogic from the Bank.

10. The Bank covenants that it shall not sell, transfer, assign, participate or otherwise dispose of any of its rights under the Indebtedness, the Security or the Letter of Credit without first providing Analogic with not less than ten (10) Business Days written notice in accordance with the terms of this agreement of its intention to do so. In the event the Bank does not receive a Call Notice from Analogic prior to the expiry of such ten (10) Business Day period, the Bank may sell, transfer, assign, participate or otherwise dispose of such interests without restriction; provided that any person to whom the Bank sells, transfers, assigns, participates or otherwise disposes of such interest shall have executed and delivered in favour of Analogic an agreement to be bound by the terms hereof.

11. All amounts owing by the Company to the Bank under the Credit Facilities are payable on demand. Nothing in this Agreement shall be construed to limit the Bank's ability to demand repayment of the Indebtedness or to terminate the Credit Facilities in accordance with the terms of the Commitment Letter at any time without prior notice to any party, including Analogic, provided, however, that if a Demand has been made by the Bank, the Bank agrees that it shall not demand payment of the Indebtedness until the expiry of two Business Days following such Demand if during such two Business Day period no funds have been paid to the Bank under the Letter of Credit.

12. Nothing contained in this Agreement is intended to or shall impair the obligations of the Company to repay the Indebtedness to the Bank (or to Analogic following the assignment of the Indebtedness and Security to Analogic in accordance with the terms of this Agreement) as and when such Indebtedness shall become due and payable in accordance with its terms nor shall anything herein prevent the Bank or Analogic, as the case may be, from exercising all remedies provided to the Bank or to Analogic under the Security or as otherwise permitted by applicable law. Upon repayment of the Indebtedness by the Company to the Bank and termination of the Credit Facilities, this Agreement shall be deemed to be of no further force and effect, in which case the Bank shall return the Letter of Credit to Analogic.

13. The amount of the Indebtedness shall be determined, at all times, solely by reference to the Bank's records. Such records shall stand as conclusive evidence of the amount of the Indebtedness.

14. In the event that on or prior to the time of closing on the L/C Closing Date or the Call Right Closing Date, as applicable (each, the "Closing Time"), notice in writing has been given to the Bank by a party entitled to redeem the Security or the Indebtedness that it intends to do so, the Bank shall notify Analogic of such notice, and the assignment of the Indebtedness and the Security shall be completed on the terms described herein subject to any rights of the party which has given the foregoing notice.

15. In the event that on or prior to the Closing Time either the Indebtedness or the Security has been partially or fully redeemed or permanently repaid following enforcement of the Security, the parties agree as follows:

         (a) in the case of a partial redemption of the Security or the Indebtedness, the Bank shall apply the funds paid to the Bank under such partial redemption in reduction of the Indebtedness, and the assignment of the Indebtedness and the Security shall be completed in accordance with the provisions hereof, subject to any rights of the party which has partially redeemed the Indebtedness or the Security; and

         (b) in the case of permanent repayment of the Indebtedness through enforcement of the Security or a complete redemption of the Indebtedness or the Security such that no Indebtedness remains outstanding as at the Closing Time, Analogic shall not be required to pay the Purchase Price to the Bank and the Bank shall forthwith return to Analogic the Letter of Credit and any funds paid to or received by the Bank on account of the Purchase Price.

16.     (a)    In the event that on or before the Closing Time a
               proceeding (a "Proceeding") has been commenced before or a final or interlocutory order (an "Order") has been issued by a court of competent jurisdiction, seeking to order or ordering that the assignment of the Indebtedness and the Security contemplated by this Agreement be delayed or otherwise not completed in accordance with the terms of this Agreement, the parties agree to extend the Closing Time until such time as any such Proceeding has been discontinued or withdrawn and no final order of a court of competent jurisdiction exists prohibiting the parties from carrying out the terms of this Agreement. Analogic acknowledges and agrees that if the Closing Time is extended as aforesaid, the Purchase Price shall be equal to the amount of the Indebtedness outstanding as at the Closing Time, as such may be extended in accordance with this provision, and shall include all accrued interest and costs incurred by the Bank as at that date.

         (b) Notwithstanding paragraph (a) of this section 16, unless the Proceeding or the Order seeks to order or actually orders that the Bank may not make a Demand or receive payment under the Letter of Credit, nothing shall prevent the Bank from making a Demand or receiving payment under the Letter of Credit or applying such funds in reduction of the Indebtedness, subject to the right of Analogic to obtain the assignment of the Indebtedness and the Security at the Closing Time, as such may be extended in accordance with this provision. In the event that the Closing Time is extended in accordance with this provision, the Bank will hold the rights of Analogic in the Indebtedness and the Security in trust for Analogic.

17. The Indebtedness may consist of amounts contingently owing to third parties pursuant to a letter or letters of credit or guarantee issued by the Bank on behalf of the Company in accordance with the terms of the Credit Facilities (individually a "Bank L/C"). The amount of any such Bank L/C shall be included in the Bank's calculation of the Indebtedness, even if such Bank L/C has not yet been drawn upon by the beneficiary thereof. If, as at the Closing Date, any Bank L/C remains outstanding and has not yet been drawn upon, the Bank shall hold in a separate interest bearing account that part of the Purchase Price equal to the Bank's liability under the Bank L/C. Following the Closing Date, if a Bank L/C expires or is returned to the Bank prior to payment being made by the Bank thereunder, the Bank shall return to Analogic that part of the Purchase Price attributable to the Bank L/C together with any interest accrued thereon.

18. Analogic acknowledges and agrees that the Credit Facilities shall be made available to the Company in accordance with the terms of the Commitment Letter without regard to the margin formula or any of the other conditions contained in the Original Commitment Letter. Analogic acknowledges and agrees in favour of the Bank that it shall make no claim against the Bank arising from the Bank's refusal or failure to monitor or enforce any of the covenants, the margin formula or any other term of the Original Commitment Letter. Analogic acknowledges in favour of the Bank that notwithstanding the Bank has made the Credit Facilities available to the Company pursuant to the Commitment Letter, the priority agreement between the Bank, 1144938 Ontario Inc. and the Company dated February 8, 2001, as the same may be amended from time to time, shall govern the priority of the Security and Indebtedness following any sale of the Indebtedness and Security to Analogic under the terms of this agreement.

19. Subject to applicable laws, the Bank shall not without the prior written consent of Analogic: (i) amend the sections of the Commitment Letter entitled "Amount", "Interest Rate", "Demand Nature of the Facilities", or "Security"; (ii) consent to the undertaking by the Company of any of the transactions or operations listed under the section of the Commitment Letter entitled "Negative Covenants"; or (iii) amend the Security or grant any release or discharge or otherwise compromise its interest therein. Notwithstanding the foregoing, nothing contained herein shall be construed as limiting the Bank's ability to make any and all filings and registrations necessary or desirable in order to preserve or maintain its interest in the Security.

20. From time to time upon request therefor, the Bank and Analogic may advise each other of and exchange any information or documentation which they may have relating to the affairs of the Company, including without limitation, the Credit Facilities, the Company's business and financial affairs, the particulars of the Indebtedness and the Security and the liability of the Company to the Bank and Analogic. The Company hereby consents to any such exchange of information.

21. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and the parties hereto irrevocably submit to the jurisdiction of the Superior Court of Justice (Ontario).

22. The parties hereto agree that this Agreement shall enure to the benefit of and binding upon, the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

23. This Agreement may be executed manually, or by facsimile signature by the parties hereto and may be executed in separate counterparts, each of which when so executed and delivered shall be an original, and such counterparts shall together constitute one and the same instrument. To the extent that this Agreement is executed by facsimile signature, the parties who are executing it shall forthwith deliver to the other parties manually executed copies thereof.

24. All notices or documents contemplated by this Agreement shall be sent in writing, via facsimile or by overnight or same day courier to the following address, as applicable, and shall be deemed to have been received on the earlier of actual receipt of such notice or document or the first business day after being so sent:

                  In respect of the Bank:

                  National Bank of Canada
                  The Exchange Tower
                  130 King Street West, P.O. Box 81
                  Toronto ON  M5X 1B1

                  Attention:  Niall Hamilton

                  Facsimile:  (416) 367-1312

                  In respect of Analogic:

                  Analogic Corporation
                  8 Centennial Drive
                  Peabody, MA
                  01960

                  Attention: John J. Millerick

                  Facsimile: (978) 977-6845

25. At the cost of the requesting party, the parties hereto agree to do all such further acts and things and execute all such further instruments as may be necessary or desirable to fully effect the purchase and sale of the Indebtedness and the Security following the exercise of a Demand or a Call Right, as the case may be.



         IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first mentioned above.

                                     NATIONAL BANK OF CANADA
                                     Per: /s/ NIALL HAMILTON
                                          -------------------------------------
                                          Niall Hamilton
                                          Senior Manager, Special Loans


                                     ANALOGIC CORPORATION
                                     Per: /s/ JOHN J. MILLERICK
                                          -------------------------------------
                                          Name: JOHN J. MILLERICK
                                          Title: SENIOR VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER

                                          I have the authority to bind the
                                          Corporation
                       _____________________________




The undersigned acknowledges receipt of a copy of this Assignment Agreement and agrees to be bound by the terms hereof and to make all payments due in respect of the Indebtedness and the Security to Analogic in the event of a purchase of the Indebtedness and the Security by Analogic in accordance with the provisions hereof.

                                          CEDARA SOFTWARE CORP.
                                          Per: /s/ FRASER SINCLAIR
                                               --------------------------------
                                               Fraser Sinclair
                                               Chief Financial Officer &
                                               Corporate Secretary

                                               I have the authority to bind the
                                               Corporation

                                 SCHEDULE A


                             COMMITMENT LETTER

                                 SCHEDULE B


                                  SECURITY

1.       General Security Agreement dated February 7, 2001.

2.       Landlord waiver of distraint dated February 9, 2001.

3. Priority Agreement dated February 8, 2001 with 1144938 Ontario Inc., as amended from time to time.

4.       Source Code Escrow Agreement dated February 8, 2001.

5.       Undertaking re: Patent Security dated February 7, 2001.

6. Unlimited Guarantee from Dicomit Dicom Information Technologies Corp. ("Dicomit") dated January 31, 2001.

7.       General Security Agreement from Dicomit dated January 31, 2001.

8.       Unlimited Guarantee from Cedara Software USA Corp. dated January 31,
         2001.

9. Unlimited Guarantee from Surgical Navigation Specialists ("SNS") dated January 31, 2001.

10.      General Security Agreement from SNS dated February 15, 2001.

11. Acknowledgement of Debt Revolving Demand Credit Agreement dated January 7, 2002.

12. Commitments respecting Irrevocable Standby Letters of Credit supporting letters of credit or guarantee by the Bank at the request of Cedara Software Corp., dated January 7, 2002.

13. Promissory Note made by Cedara Software Corp. in respect of MasterCard BusinessCard indebtedness, dated January 7, 2002.

                                 SCHEDULE C

    TERMS AND CONDITIONS OF THE ASSIGNMENT OF INDEBTEDNESS AND SECURITY
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